Exhibit 4.9

Spouse Commitment Letter

Beijing Highland Wolf Technology Co., Ltd. (北京汉兰沃夫技术有限公司):

Whereas:

1. I, [Name of Spouse] (ID number: [***]), is the spouse of [Name of Shareholder] (ID number: [***]). [Name of Shareholder] holds [Percentage]% equity interests (hereinafter referred to as “Subject Equity”) of Beijing Huapin Borui Network Technology Co., Ltd. (北京华品博睿网络技术有限公司) (hereinafter referred to as “Huapin Borui”);

2. For the above-mentioned Subject Equity held by [Name of Shareholder], on January 1, 2024, your company signed (1) the Exclusive Technology and Service Cooperation Agreement with Huapin Borui and all its registered shareholders; (2) the Exclusive Option Agreement with Huapin Borui and all its registered shareholders; (3) the Equity Pledge Agreement with Huapin Borui and all its registered shareholders; and (4) the Authorization and Entrustment Agreement with Huapin Borui and all its registered shareholders, respectively (which, together with the above-mentioned Exclusive Technology and Service Cooperation Agreement, Exclusive Option Agreement and Equity Pledge Agreement, constitute the transaction documents of the relevant companies and are collectively referred to as “Cooperation Series Agreement”).

I hereby unconditionally and irrevocably make the commitments and confirmations to your company as follows:

1. I fully understand and agree that Huapin Borui has signed and will perform the Cooperation Series Agreement, and will not make any claims regarding the Subject Equity of Huapin Borui held by [Name of Shareholder]. I further confirm that [Name of Shareholder] has the sole right to deal with the Subject Equity and any interests attached thereto, and has the sole right to be entitled to and perform its rights and obligations under the Cooperation Series Agreement, and [Name of Shareholder]’s performance of the Cooperation Series Agreement and further modification or termination of it or execution of other documents to replace such agreement do not require my separate authorization or consent. I hereby make my commitment that I will sign all necessary documents and take all necessary actions to ensure that the Cooperation Series Agreement (as amended from time to time) is duly performed.

2. I will not take any action at any time to hinder the pledge or disposal of the Subject Equity under the Cooperation Series Agreement, nor will I take any action that may affect or hinder [Name of Shareholder] from fulfilling obligations under the Cooperation Series Agreement, including but not limited to initiating a lawsuit or arbitration with any competent court or arbitration institution under any applicable law, or making any claim to the equity of Huapin Borui held by [Name of Shareholder] and the rights obtained through the contract control arrangement. I further undertake and guarantee that under no circumstances will I take any action or bring any claim or action with intent contrary to the Cooperation Series Agreement (as amended from time to time); I will not make any claims regarding the interests and assets held by [Name of Shareholder] in Huapin Borui and his right to participate in the management of Huapin Borui, nor will I in any way affect [Name of Shareholder]’s decision on such equity and any interests attached thereto.

3. In order to guarantee your company’s interests under the Cooperation Series Agreements and realize your company’s fundamental purpose of signing the Cooperation Series Agreement, I hereby authorize [Name of Shareholder] and/or his authorized persons to execute all necessary legal and non-legal documents and perform all necessary legal and non-legal procedures on my behalf from time to time at your request with respect to the Subject Equity interest held by [Name of Shareholder] in Huapin Borui or for the purpose of entering into the Cooperation Series Agreement, and I confirm and acknowledge all relevant documents and procedures.

4. If I acquire any Subject Equity held by [Name of Shareholder] in Huapin Borui for any reason, I shall unconditionally be bound by the Cooperation Series Agreement and agree to sign any agreements necessary for this purpose.

5. The commitment, confirmation, consent and authorization made in this letter shall not be revoked, impaired, invalidated or otherwise adversely changed due to the increase, decrease, merger or other similar events of the Subject Equity interests held by [Name of Shareholder].

6. The commitment, confirmation, consent and authorization made in this letter shall not be revoked, impaired, invalidated or otherwise adversely changed due to my loss of capacity for civil conduct, limitation of capacity for civil conduct, death, divorce from[Name of Shareholder] and other similar events.

7. The commitment, confirmation, consent and authorization made in this letter shall remain valid until the termination of written confirmation by both your company and me. Your company and [Name of Shareholder] are not required to make any reimbursement (monetary or non-monetary) to me due to my forgoing commitment, confirmation, consent and authorization.

8. I hereby make my commitment and guarantee that I have the right to sign this Confirmation Letter, have full capacity for civil conduct at the time of signing this Confirmation Letter, and have known and fully understood the contents and meanings of all documents involved in this Confirmation Letter. Once signed, this Confirmation Letter shall constitute a legal document binding upon me, and shall become effective upon my signature for the same term as that of the Exclusive Option Agreement.

9. Other matters not covered in this letter, including but not limited to applicable laws, dispute resolution, definition and interpretation, are also the same as those stipulated in the Cooperation Series Agreement.

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(There is no text on this page, which is the signing page of the Spouse Commitment Letter)

By: /s/ [Name of Spouse]] (Signature)

Date of signature: January 1, 2024

Schedule of Material Differences

Two Spousal Consent Letters using this form were executed. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Shareholder	Name of Spouse	Percentage of Equity Interest in Huapin Borui
1.	ZHAO Peng	LI Yumei	99.5%
2.	YUE Xu	ZOU Qiang	0.5%